ESCROW AGREEMENT

This Escrow Agreement, dated as of October 4, 2007 (this "Agreement") is made and entered into between Kuhns Bros. & Co., Inc., Kuhns Brothers Securities Corp. and Kuhns Brothers, Inc. (collectively "Kuhns"), on the one hand, and Fushi International, Inc. ("Fushi"), on the other hand, and Guzov Ofsink, LLC ("Escrow Agent"), as Escrow Agent.

WHEREAS, Kuhns and Fushi have agreed to establish an escrow under which Escrow Agent will hold certain funds in escrow (the "Escrow Assets") pending the conclusion of the action initiated by Kuhns against Fushi in the United States District Court for the District of Connecticut, *Kuhns Brothers, Inc., et al. v. Fushi International, Inc. et al.*, Case Number 3:06cv1917 (PCD) (the "Action");

WHEREAS, Kuhns initiated an Application for Prejudgment Remedies and/or Orders *Pendente Lite* in the Action;

WHEREAS, it is the intention of Kuhns and Fushi (the "Parties") that the Escrow Assets stand as security for any award rendered in favor of Kuhns in the Action;

WHEREAS, it is the intention of the Parties that the Escrow Assets shall not be delivered or distributed unless and until the parties agree on their distribution or there is a final non-appealable judgment in the Action, which remains unsatisfied for more than 30 days (the "Award");

NOW, THEREFORE, the Parties hereto, intending to be legally bound, agree that the Escrow Assets shall be held by Escrow Agent and disposed of in accordance with the following provisions:

1. The Escrow Assets consist of (i) the sum of one million dollars ($1,000,000) in cash and (ii) a validly issued certificate for 100,000 shares of Fushi common stock in the name of

Fushi Holdings Inc.; (iii) a stock power signed by an officer of Fushi Holdings, with the payee and the date left blank; (iv) any and all interest, dividends, or distributions thereon. Fushi shall deposit the Escrow Assets with Escrow Agent no later than ten (10) business days after the date of this Agreement. Escrow Agent shall provide Kuhns with notice of its receipt of the Escrow Assets within 24 hours after receipt, with a copy of the share certificate and stock power.

2. Escrow Agent shall hold the Escrow Assets, to the extent in cash, in a segregated account at either the New York branch of a nationally charted bank, or in any money market fund with assets in excess of $1 billion and shall not deliver them to either party, except as permitted in paragraph 3. All other Escrow Assets shall be held in a locked file at the offices of Escrow Agent or a secure location within the State of New York.

3. Escrow Agent shall deliver the Escrow Assets in accordance with: (a) any written instruction or instructions (each an "Instruction") that shall be signed jointly by each of Kuhns and Fushi, or in accordance with separate Instruction(s) of identical tenor, one signed by Kuhns and the other by Fushi; or (b) in the event that an Award in the Action in Kuhns' favor remains unsatisfied for more than 30 days. In the event the Award is in favor of Kuhns, the Escrow Assets shall be delivered to Kuhns by the Escrow Agent to the extent of the Award, with the balance, if any, delivered to Fushi. In the event the Award is in favor of Fushi, the Escrow Assets shall be delivered to Fushi. The Escrow Assets stand as security for the Award.

4. In the event that the Escrow Agent shall receive an instruction with respect to the Escrow Assets, or any part thereof, from one party, but not from the other party (the party giving the Instruction being hereinafter referred to as the "Instructing Party" and the party that shall not have given the Instruction being hereinafter referred to as the "Other Party"), the Escrow Agent shall transmit a copy of the Instruction received from the Instructing Party to the Other Party.

The Escrow Agent shall thereafter act in accordance with the Instruction, if the Other Party shall fail, within 15 days, after transmittal by the Escrow Agent to the Other Party of the copy of the Instruction, to notify the Escrow Agent in writing that the Escrow Agent is not to comply with the Instruction. If the Other Party shall within 15 days after transmittal of the Instruction by the Escrow Agent to the Other Party advise the Escrow Agent not to comply with the Instruction, the Escrow Agent shall not act in accordance with the Instruction, but shall thereafter act with respect to such of the Escrow Assets as were the subject of the Instruction solely in accordance with any of the following: (a) a new Instruction signed jointly by Kuhns and Fushi; (b) separate Instructions of identical tenor from each of Kuhns and Fushi; or (c) a copy of the Award, as to which the Escrow Agent shall have received an opinion of counsel, which may include the Escrow Agent, satisfactory to the Escrow Agent in its sole and absolute discretion, that such an Award is final beyond appeal or further judicial review. Anything in the foregoing to the contrary notwithstanding, the Parties agree at the sole discretion of the Escrow Agent, the Escrow Agent may for any reason deposit the Escrow Assets with the Court designated in Paragraph 16 (the "Court") at any time, and in such event all liability and responsibility of the Escrow Agent shall terminate upon such deposit having been accepted by the Court.

5. In the event that the Action settled or discontinued by the Parties, the Escrow Assets shall be returned to Fushi, unless Escrow Agent receives Instruction(s) to the contrary within thirty (30) days of reviewing notice that the Action has been settled or discontinued.

6. Escrow Agent is acting as a stakeholder only, its duties being purely ministerial and not discretionary, at the request of the Parties and for their convenience. Escrow Agent shall not be deemed to be the agent or trustee for any of the parties and shall not be liable to any of the Parties for any act or omission. Escrow Agent shall have no duties or responsibilities other than

those expressly set forth herein. Escrow Agent shall have no duty to enforce any obligation of any person to make any payment or delivery, or to direct or cause any payment or delivery to be made, or to enforce any obligation of any person to perform any other act. Escrow Agent shall be under no liability to the Parties hereto or anyone else, by reason of any failure, on the part of any party hereto or any maker, guarantor, endorser or other signatory of a document or any other person, to perform such person's obligations under any such document. Except for written Instructions given to Escrow Agent by the Parties relating to the Escrow Assets, Escrow Agent shall not be obligated to recognize any agreement between or among the Parties.

7. Escrow Agent shall not be liable to the Parties or to anyone else for any action taken or omitted by it, or any action suffered by it to be taken or omitted, in good faith and acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report, or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained), which is believed by Escrow Agent to be genuine and to be signed or presented by the proper person or persons. Escrow Agent shall not be bound by any of the terms thereof, unless evidenced by written notice delivered to Escrow Agent signed by the proper party or parties and, if the duties or rights of Escrow Agent are affected, unless it shall give its prior written consent thereto.

8. Escrow Agent shall not be responsible for the sufficiency or accuracy of the form, or of the execution, validity, value or genuineness of, any document or property received, held or delivered to it hereunder, or of any signature or endorsement thereon, or for any lack of endorsement thereon, or for any description therein; nor shall Escrow Agent be responsible or liable to the Parties or to anyone else in any respect on account of the identity, authority or rights,

of the person executing or delivering or purporting to execute or deliver any document or property or this Agreement. Escrow Agent shall have no responsibility with respect to the use or application of the Escrow Assets pursuant to the provisions hereof.

9. Escrow Agent shall have the right to assume, in the absence of written notice to the contrary from the proper person or persons, that a fact or an event, by reason of which an action would or might be taken by Escrow Agent, does not exist or has not occurred, without incurring liability to the Parties or to anyone else for any action taken or omitted to be taken or omitted, in good faith and in the exercise of its own best judgment, in reliance upon such assumption.

10. To the extent that Escrow Agent becomes liable for the payment of taxes, including withholding taxes, in respect of income derived from the investment of the Escrow Assets, or any payment made hereunder, Escrow Agent may pay such taxes; and Escrow Agent may withhold from any payment of the Escrow Assets such amount as Escrow Agent estimates to be sufficient to provide for the payment of such taxes not yet paid, and may use the sum withheld for that purpose. Escrow Agent shall be indemnified and held harmless against any liability for taxes and for any penalties in respect of taxes, on such investment income or payments.

11. Escrow Agent will be indemnified and held harmless by the Parties jointly from and against all expenses, including all counsel fees and disbursements, or loss suffered by the Escrow Agent in connection with any action, suit or proceedings involving any claim, or in connection with any claim or demand, which in any way, directly or indirectly, arises out of or relates to this Agreement, the services of Escrow Agent hereunder, except for claims relating to gross negligence by Escrow Agent or breach of this Agreement by Escrow Agent, or the monies

or other property held by it hereunder. Promptly after the receipt by Escrow Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, Escrow Agent shall, if a claim in respect thereof is to be made against the Parties, notify each of them thereof in writing, but the failure by Escrow Agent to give such notice shall not relieve the Parties from any liability which the Parties may have to Escrow Agent hereunder. Notwithstanding any obligation to make payments and deliveries hereunder, Escrow Agent may retain and hold for such time as it deems necessary such amount of monies or property as it shall, from time to time, in its sole discretion, seem sufficient to indemnify itself for any such loss or expense and for any amounts due it.

12. This Escrow Agreement shall terminate upon disbursement of all of the Escrow Assets.

13. Escrow Agent may resign at any time and be discharged from its duties as Escrow Agent hereunder by giving the Parties at least five (5) business days written notice thereof (the "Notice Period"). As soon as practicable after its resignation, Escrow Agent shall, if it receives notice from the Parties within the Notice Period, turn over to a successor escrow agent appointed by the Parties all Escrow Assets (less such amount as Escrow Agent is entitled to retain) upon presentation of the document appointing the new escrow agent and its acceptance thereof. If no new agent is so appointed within the Notice Period, the Escrow Agent shall deposit the Escrow Assets in Court in accordance with paragraphs 4 and 16.

14. Notwithstanding anything to the contrary contained herein, Kuhns agrees that Guzov Ofsink, LLC may represent Fushi in any action, suit or other matter, whether or not involving Kuhns.

15. No change or termination of this Agreement affecting the rights, duties, or liability of Escrow Agent shall be binding upon Escrow Agent unless agreed to in writing by Escrow Agent.

16. Any disagreement, claim or controversy among the Parties or any of them arising out of or in connection with this Escrow Agreement shall be determined exclusively before the Honorable Peter Dorsey in the Court. If that Court declines jurisdiction, then any disagreement, claim or controversy among the Parties or any of them arising out of or in connection with this Escrow Agreement shall be determined exclusively before the Supreme Court of New York, New York County. The Parties consent to service of process by overnight courier in accordance with paragraph 17 below. In the event that Fushi fails to deliver all of the Escrow Assets within three business days of receiving notice that it has not complied with Section 1, Kuhns shall be entitled, at its option, either (i) to apply for entry of an order for prejudgment attachment in the amount of $3.8 million and disclosure of assets, which application Fushi shall not oppose or (ii) apply for an order in the Action compelling specific performance of this Agreement by Fushi.

17. All notices hereunder shall be effective one day after being sent, and all notices hereunder shall be sent by overnight courier to the following addresses:

To: Kuhns Brothers, Inc.
Farmhouse
558 Lime Rock Road
Lime Rock, CT 06039
Attn: Mary Fellows

with a copy to: Thomas J. Fleming, Esq.
Olshan Grundman Frome Rosenzweig & Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, New York 10022

To: Fushi International Inc.
1 Shuang Qiang Road, Jin Zhou
Dalian China 116100

with a copy to: Darren Ofsink, Esq.
Guzov Ofsink LLC
600 Madison Avenue
New York, NY 10022

18. Notices, demands and requests to Escrow Agent shall be given by overnight courier, addressed to Escrow Agent at Guzov Ofsink, LLC, 600 Madison Avenue, 14th Floor, New York, NY 10022, Attention: Darren Ofsink, Esq. Notices from Escrow Agent to the Parties shall be sent by overnight courier to them at their addresses set forth above.

19. Escrow Agent has signed below for the sole purpose of agreeing to act as such in accordance with the terms and conditions of this Agreement.

20. The Parties hereby acknowledge and agree that Escrow Agent's representation of Fushi does not constitute a conflict of interest and hereby consent to Escrow Agent acting in such capacity.

21. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing such instrument to be drafted. The terms "hereby," "hereof," "hereunder," and any similar terms, as used in this Agreement, refer to the Agreement in its entirety and not only to the particular portion of this Agreement where the term is used. The word "person" shall mean any natural person, partnership, corporation, government and any other form of business of legal entity. All words or terms used in this Agreement, regardless of the number or gender in which they were used, shall be deemed to include any other number and any other gender as the context may require. This Agreement shall not be admissible in evidence to construe the provisions of any prior agreement.

22. This Agreement and the rights and obligations hereunder of the Parties may not be assigned. This Agreement and the rights and obligations hereunder of Escrow Agent may be assigned by the Escrow Agent, with the prior consent of the Parties. This Agreement shall be binding upon and inure to the benefit of the respective successors, heirs and permitted assigns. No other person shall acquire or have any rights under or by virtue of this Agreement. This Agreement may not be changed orally or modified, amended or supplemented without an express written agreement executed by Escrow Agent, and the Parties. This Agreement is intended to be for the sole benefit of the Parties hereto and their respective successors, heirs and permitted assigns, and none of the provisions of this Escrow Agreement are intended to be, or shall they be construed to be, for the benefit of any third person.

23. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York. The representations and warranties contained in this Escrow Agreement shall survive the execution and delivery hereof and any investigations made by any party. The headings in this Escrow Agreement are for purposes of reference only and shall not limit or otherwise affect any of the terms thereof.

24. This Agreement may be signed in counterparts, a telecopied signature shall be acceptable to the Parties in lieu of an original signed page, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more of the counterparts hereof, individually or taken together, are signed by all parties hereto.

IN WITNESS WHEREOF, Kuhns, Fushi, and Guzov Ofsink, LLC have executed and delivered this Agreement on the day and year first above written.

KUHNS BROTHERS, INC.

By: ______________________

KUHNS BROS. & CO., INC.

By: ______________________

KUHNS BROTHERS SECURITIES CORP.

By: ______________________

FUSHI INTERNATIONAL, INC.

By: ______________________

GUZOV OFSINK LP
As Escrow Agent

By: ______________________
Darren Ofsink